                                                                   Exhibit 12.01

               Travelers Property Casualty Corp. and Subsidiaries
                Computation of Ratio of Earnings to Fixed Charges
                   (In millions of dollars, except for ratio)



                                                                      All Companies Consolidated
                                                                         Year ended December 31,
                                                        1998         1997         1996         1995         1994
                                                   ---------    ---------    ---------    ---------     --------
Income from continuing operations,
   before income taxes and cumulative
   effect of accounting changes                    $   1,837    $   1,752    $     487    $     551     $    210
Interest                                                 161          163          118            -            -
Portion of rentals deemed to be interest                  49           55           45           33           32
                                                   ---------    ---------    ---------    ---------     --------
Income available for fixed charges                 $   2,047    $   1,970    $     650    $     584     $    242
                                                   =========    =========    =========    =========     ========

Fixed charges:
     Interest                                      $     161    $     163    $     118    $       -     $      -
     Portion of rentals deemed to be interest             49           55           45           33           32
                                                   ---------    ---------    ---------    ---------     --------
Total fixed charges                                $     210    $     218    $     163    $      33     $     32
                                                   =========    =========    =========    =========     ========

Ratio of earnings to fixed charges                     9.75x        9.04x        3.99x       17.53x        7.56x
                                                   ---------    ---------    ---------    ---------     --------


The ratio of earnings to fixed charges has been computed by dividing income before income taxes and fixed charges by the fixed charges. For purposes of this ratio, fixed charges consist of that portion of rentals deemed representative of the appropriate interest factor.